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                     September 8, 2022

       Andrea L. Olshan
       Chief Executive Officer and President
       Seritage Growth Properties
       500 Fifth Avenue, Suite 1530
       New York, NY 10110

                                                        Re: Seritage Growth
Properties
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 7, 2022
                                                            File No. 001-37420

       Dear Ms. Olshan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Philip Richter, Esq.